Exhibit 10.11

Non Standard Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: May 1, 2004

issued to

Affirmative Insurance Company

Insura Property and Casualty Insurance Company

Bedford Park, Illinois

Table of Contents

Article		Page

	Preamble	1

I	Classes of Business Reinsured	1

II	Commencement and Termination	2

III	Territory	3

IV	Exclusions	3

V	Retention and Limit	5

VI	Assignments and Assessments	6

VII	Loss in Excess of Policy Limits/ECO	6

VIII	Loss and Loss Adjustment Expense	7

IX	Salvage and Subrogation	8

X	Original Conditions	8

XI	Sliding Scale Commission	8

XII	Reports and Remittances	10

XIII	Offset (BRMA 36C)	11

XIV	Access to Records (BRMA 1D)	11

XV	Errors and Omissions (BRMA 14F)	11

XVI	Taxes (BRMA 50B)	11

XVII	Federal Excise Tax (BRMA 17A)	11

XVIII	Currency (BRMA 12A)	12

XIX	Unauthorized Reinsurers	12

XX	Insolvency	13

XXI	Arbitration	14

XXII	Service of Suit	15

XXIII	Confidentiality	15

XXIV	Agency Agreement	15

XXV	Entire Agreement	15

XXVI	Intermediary (BRMA 23A)	16

Non Standard Private Passenger Automobile Quota Share

Reinsurance Contract

Effective: May 1, 2004

issued to

Affirmative Insurance Company

Insura Property and Casualty Insurance Company

Bedford Park, Illinois

(hereinafter referred to collectively as the “Company”)

by

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to as the “Reinsurer”)

Preamble

It is understood that the Company has appointed Space Coast Underwriters Insurance Agency, Melbourne, Florida (hereinafter referred to as the “General Agent”) as its agent for the purpose of producing, underwriting and managing the subject business hereunder.

Article I - Classes of Business Reinsured

A.	By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s net retained liability under policies, contracts and binders of insurance or reinsurance (hereinafter referred to as “policies”) issued or renewed on or after the effective date hereof, and classified by the Company as Private Passenger Automobile Liability and Physical Damage business (including but not limited to Uninsured and Underinsured Motorists, Personal Injury Protection, miscellaneous coverages and other related lines of business when written in conjunction with Non-Standard Automobile business in the State of Florida).

B.	“Net liability” as used herein is defined as the Company’s gross liability remaining after cessions, if any, to other pro rata reinsurers.

C.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

D.

It is understood that the classes of business reinsured under this Contract are deemed to included coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company’s policies when they include or are deemed to include so-called “Out of State Insurance” provisions.

Article II - Commencement and Termination

A.	This Contract shall become effective on May 1, 2004, with respect to losses under policies allocated to underwriting years commencing on or after that date, and shall continue in force thereafter until terminated.

B.	Either party may terminate this Contract on any April 30 by giving the Company not less than 90 days prior written notice by certified mail, return receipt requested.

C.	Notwithstanding the provisions of paragraph B above, either party may terminate this Contract at any time in the event any of the following circumstances occur:

1.	After not less than 30 days written notice by the Reinsurer or the Company in the event the Reinsurer, Company or General Agent:

a.	Is acquired and/or merged by or in any manner becomes under the control of any other company or corporation;

b.	Is placed in or under supervision by any state insurance department having jurisdiction.

2.	After not less than 30 days written notice by the Reinsurer or the Company, in the event of breach of conditions, fraud or default by the other party under the terms and conditions of this Contract.

3.	By the Company, immediately and automatically without prior written notice, should the Florida Department of Insurance require cancellation or disallow credit for this reinsurance.

4.	Upon written notice by the Reinsurer, if the Company fails to fulfill its obligations under this Contract, a 30 day “cure period” shall be provided the Company, during which time the Company shall come into compliance with its obligations under this Contract. The Special Notice of Termination shall be rescinded automatically by the Reinsurer if the Company comes into compliance with its obligations under this Contract during the “cure period.”

Notices hereunder shall be provided by certified or registered mail, return receipt requested, and notice shall be deemed to have been provided on the date of mailing.

D.

Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration,

Page 2[A]

cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.

E.	Notwithstanding the provisions of paragraph D above, in the event that any policy subject to this Contract is required by statute, regulation or by order of an insurance department to be continued in force, the Reinsurer agrees to extend reinsurance coverage hereunder with respect to such policy until such policy may be cancelled or non-renewed by the Company.

F.	“Underwriting year” as used herein shall mean the period from May 1, 2004 through April 30, 2005, and each subsequent 12-month period shall be a separate underwriting year. However, if this Contract is terminated, the final underwriting year shall be from the beginning of the then current underwriting year through the effective date of termination if this Contract is terminated on a “cutoff” basis or the end of the runoff period if this Contract is terminated on a “runoff” basis. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur. It is understood that a policy will be allocated to the underwriting year which is in effect as of:

1.	As respects all new policies, the effective date of such policies;

2.	As respects renewals of one year or less term policies, the renewal date of such policies.

Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraph 2 above. The term of any policy issued with respect to business covered hereunder shall not exceed 12 months.

Article III - Territory

This Contract shall apply to risks located in the United States of America, its territories, its possessions, the Commonwealth of Puerto Rico and the District of Columbia.

Article IV - Exclusions

A.	This Contract does not apply to and specifically excludes the following:

1.	Business not produced by and underwritten by or through the General Agent.

2.	Business not classified by the Company as provided in Article I.

3.	Automobile insurance relating to the ownership, or use of:

a.	Emergency vehicles;

b.	Racing automobiles;

c.	Automobiles leased or rented to others except long term leases greater than six months;

d.	Commercial automobiles;

e.	Public automobiles;

f.	Motorcycles, motorized scooters, motorized bicycles, powercycles and any similar motor vehicles;

g.	All pickups over one ton;

h.	Antique or vintage vehicles, kit cars, altered or remodeled vehicles.

4.	Risks engaged in the transportation or distribution of munitions and explosives including, but not limited to, liquid hydrogen, nitrogen, chlorine, fireworks, fuses, dynamite, nitroglycerin, ammonia nitrate, anhydrous ammonia, celluloid, pyroxyline or their derivatives, liquefied petroleum gas, butane, propane and gasoline.

5.	Assumed treaty or facultative reinsurance.

6.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance” and the “Nuclear Incident Exclusion Clause - Liability - Reinsurance” attached to and forming part of this Contract.

7.	Loss or damage caused by war, bombardment, invasion, insurrection, rebellion, revolution, military or usurped power, or confiscation by order of any government or public authority, as excluded under a standard War Exclusion Clause.

8.	Business received as a member of pools and associations other than those in which participation is mandatory and other than those stated in Article VI.

9.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

10.	Financial guaranty or credit insurance.

11.	Vehicles maintained or operated or used by any person in violation of state law.

B.	If any business falling within the scope of one or more of the exclusions is assigned to the Company under an Assigned Risk Plan, such exclusion(s) will not apply, it being understood and agreed that the limits of liability extended by the Company as respects such policies will not exceed the minimum statutory limits of liability prescribed in such Assigned Risk Plan.

C.	If the Company is inadvertently bound on a risk excluded above, such risk shall be covered hereunder until the Company receives notice thereof, and pending cancellation of such risk by the Company, for a period not to exceed 30 days after receipt of such notice. The Company agrees to use due diligence in canceling such risk immediately after receipt of notice.

Article V - Retention and Limit

A.	As respects business subject to this Contract, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s net retained liability.

B.	The Company shall retain a 75.0% part of 100% share in the interests and liabilities of the Reinsurer hereunder net and unreinsured.

C.	The Company, or the General Agent on behalf of the Company, shall purchase or be deemed to have purchased inuring excess facultative reinsurance to limit its loss subject hereto under any one coverage, any one policy (exclusive of loss in excess of policy limits or extra contractual obligations) to the following amounts:

1.	Automobile Bodily Injury Liability, $100,000 each person, $300,000 each occurrence;

2.	Automobile Property Damage Liability, $50,000 each occurrence;

3.	Uninsured Motorists, $100,000 each person, $300,000 each occurrence;

4.	Medical Payments, $2,000 per vehicle;

5.	Automobile No Fault, Statutory Required Limits.

The Company shall be the sole judge of what constitutes one policy.

D.	The Automobile Liability amounts shown in paragraph C shall be extended to follow the Company’s policy if the Company’s loss subject hereto is greater than one or more of said amounts because its policy includes or is deemed to include so-called “Out of State Insurance” provisions.

E.	Notwithstanding the provisions of paragraph A above, in the event the Company’s net written premium from policies during the underwriting year beginning May 1, 2004 through April 30, 2005 exceeds $50,000,000, the cession percentage hereunder, as respects that underwriting year, shall be reduced to the proportion that $50,000,000 bears to the Company’s net written premium for that underwriting year. In the event of a reduction of the cession percentage for the underwriting year under the provisions of this paragraph, the premiums and losses paid hereunder for that underwriting year shall be adjusted retroactively to the beginning of the year.

F.	Notwithstanding the provisions of paragraph A above, in the event the Company’s business written in the full coverage program exceeds 65.0% of net written premium during the underwriting year beginning May 1, 2004 through April 30, 2005, the Company shall retain an additional proportion of the full coverage program business in an amount necessary such that the proportion of the full coverage program business results in 65.0% of net written premium.

Article VI - Assignments and Assessments

A.	The provisions of Article V shall apply to risks assigned to the Company under any Assigned Risk Plan or similar plan if, in the opinion of the Company, such risks were assigned to the Company because of the business written and reinsured hereunder.

B.	The provisions of Article V shall also apply to a proportion of any assessments made against the Company pursuant to those laws and regulations creating obligatory funds (excluding insurance guaranty and insolvency funds to the extent that such costs are transferable to the policyholder), pools, joint underwriting associations, CAIPs, FAIR plans and similar plans, said proportion to be the proportion of the Company’s total premiums causing the assessment which were or are subject to this Contract. Any assessments shall be allocated to the underwriting year upon which the basis of assessments were calculated. All offsets, if any, will pass through to the Reinsurer.

C.	When this Contract is terminated, the provisions of this Article shall continue to apply for as long as the Company is required to accept assignments and/or assessments because of the business reinsured hereunder.

Article VII - Loss in Excess of Policy Limits/ECO

A.	In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called “loss in excess of policy limits”) or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called “extra contractual obligations”) because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, 100% of the loss in excess of policy limits and/or 100% of the extra contractual obligations shall be added to the Company’s loss, if any, under the policy involved, and the sum thereof (not exceeding however, $1,000,000 per occurrence) shall be subject to the provisions of Article V.

B.	An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C.	Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.

E.	If any provision of this article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

F.	Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

Article VIII - Loss and Loss Adjustment Expense

A.	All loss settlements, judgments, and all interest on said judgments (including extra contractual obligations awards and loss in excess of policy limits judgments made against the Company, including interest on said judgments) made by the Company, or the Company’s designated representative, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer.

B.	The Reinsurer shall be liable for an amount of loss adjustment expense equal to 9.0% of the premiums earned under this Contract (as defined in Article XI).

C.	Claims handling shall be accomplished by the General Agent or its designated representative pursuant to the terms of the managing general agency agreement and such designation is subject to the Company’s continuing approval (hereinafter referred to as the “Claims Agent”) and shall not be inconsistent with the terms and conditions of this Contract. Payment of claims handling fees to the designated representative (if any) shall be made by the Reinsurer.

D.	The Reinsurer’s share of loss, loss adjustment expense allowance and loss recoveries shall be carried into the monthly account for which provision is hereinafter made; however, when the amount of loss paid by the Company under Policies subject to this Contract as a result of any one occurrence exceeds $50,000, the Reinsurer’s share will, at the option and the demand of the Company, be immediately reimbursed by special remittance. The Reinsurer shall retain the right to deduct from any such special remittance any overdue balance due the Reinsurer by the Company.

E.	The Company shall report to the Reinsurer losses involving the following, regardless of liability or coverage:

1.	Fatalities.

2.	Bodily injuries involving:

a.	Brain stem, quadriplegia, paraplegia or severe paralysis;

b.	Serious burns;

c.	Amputations of major limbs;

d.	Serious impairment of vision.

3.	Potential coverage disputes or bad faith situations which may, in the opinion of the Company, the General Agent or the Claims Agent, give rise to a loss in excess of policy limits judgment and/or an extra contractual obligation award.

Article IX - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article X - Original Conditions

A.	All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company (net of policy fees, installment fees, additional premium finance fees, late fees or other similar fees) prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XI - Sliding Scale Commission

A.	The Reinsurer shall allow the Company a 27.00% provisional commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	The provisional commission allowed the Company shall be adjusted for each underwriting year in accordance with the provisions set forth herein. The adjusted commission shall be based upon the combined experiences of this Contract and those of the Non Standard Private Passenger Automobile Quota Share Reinsurance Contract, effective May 1, 2002, issued to Vesta Fire Insurance Corporation, Chicago, Illinois (hereinafter referred to as the “Companion Contract”). The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the underwriting year under consideration:

1.	If the ratio of losses incurred to premiums earned is 71.00% or greater, the adjusted commission rate for the underwriting year under consideration shall be 24.50%;

2.	If the ratio of losses incurred to premiums earned is less than 71.00%, but not less than 66.00%, the adjusted commission rate for the underwriting year under consideration shall be 24.50%, plus 50.00% of the difference in percentage points between 71.00% and the actual rate of losses incurred to premiums earned;

3.	If the ratio of losses incurred to premiums earned is less than 66.00%, but not less than 54.00%, the adjusted commission rate for the underwriting year under consideration shall be 27.00%, plus 75.00% of the difference in percentage points between 66.00% and the actual ratio of losses incurred to premiums earned;

4.	If the ratio of losses incurred to premiums earned is 54.00% or less, the adjusted commission rate for the underwriting year under consideration shall be 36.00%.

C.	If the ratio of losses incurred to premiums earned for any underwriting year is greater than 71.00%, the difference in percentage points between the actual ratio of losses incurred to premiums earned and 71.00% shall be multiplied by premiums earned for the underwriting year and the product shall be carried forward to the next underwriting year as a debit to losses incurred. If the ratio of losses incurred to premiums earned for any underwriting year is less than 54.00%, the difference in percentage points between 54.00% and the actual ratio of losses incurred to premiums earned shall be multiplied by premiums earned for the underwriting year and the product shall be carried forward to the next adjustment period as a credit to losses incurred.

D.	Within 45 days after 24 months following the end of each underwriting year the Company shall calculate and report the adjusted commission on premiums earned for the underwriting year. If the adjusted commission on premiums earned is less than commissions previously allowed by the Reinsurer on premiums earned for the underwriting year, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned is greater than commissions previously allowed by the Reinsurer on premiums earned for the underwriting year, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company’s report.

E.

“Premiums earned” as used herein shall mean ceded net written premiums for policies with effective or renewal dates during the underwriting year under this Contract and the Companion Contract, less the unearned portion thereof as of the effective date of calculation, it being understood and agreed that all premiums for policies with effective or renewal dates during an underwriting year shall be credited to that underwriting year, unless this Contract is terminated on a “cutoff” basis, in which event the unearned reinsurance premium (less previously allowed ceding commission) as of the effective date of termination shall be returned by the Reinsurer to the Company.

F.	“Losses incurred” as used herein shall mean ceded losses and loss adjustment expense paid during the period under consideration under this Contract and the Companion Contract, plus the ceded reserves for losses and loss adjustment expense outstanding at the end of the period under this Contract and the Companion Contract, minus the ceded reserves for losses and loss adjustment expense outstanding at the beginning of the period under this Contract and the Companion Contract, plus the debit or minus the credit from the preceding underwriting year.

G.	It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.

Article XII - Reports and Remittances

A.	Within 30 days after the end of each month, the Company shall report the following to the Reinsurer, segregated by underwriting year:

1.	Ceded net written premium during the month;

2.	Ceded collected net written premium during the month;

3.	Provisional ceding commission on (2) above;

4.	Ceded losses paid during the month (net of any recoveries during the month under the “cash call” provisions of Article VIII);

5.	Salvage, subrogation or other recoveries on losses;

6.	Premiums earned for the month;

7.	9.0% of (6) above - representing the Reinsurer’s share of loss adjustment expense;

8.	Ceded unearned premium as of the end of the month;

9.	Ceded outstanding loss reserves as of the end of the month.

The positive balance of (2) less (3) less (4) plus (5) less (7) shall be remitted to the Reinsurer within 45 days after the end of the month. Any balance shown to be due the Company shall be remitted by the Reinsurer within 15 days after receipt and verification of the Company’s report.

B.	The Company shall provide a copy of their statutorily required semi-annual examination reports of the General Agent to the Reinsurer.

Article XIII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XIV - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XV - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XVI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XVII - Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd’s London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XVIII - Currency (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XIX - Unauthorized Reinsurers

A.	If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company’s ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XX - Insolvency

A.	In the event of the insolvency of one or both of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.

It is further understood and agreed that, in the event of the insolvency of one or both of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

D.	Notwithstanding the above, in the event of the insolvency of one or both of the reinsured companies, the Reinsurer under this Contract shall have rights, as more fully set forth in Section 173.2, 173.3 and 173.4 of Illinois Insurance Code, as amended.

Article XXI - Arbitration

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at Bedford Park, Illinois, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Illinois.

Article XXII - Service of Suit

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	It is agreed that in the event of the failure of the Reinsurer to perform its obligations under this Contract, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXIII - Confidentiality

The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers, or otherwise. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.

Article XXIV - Agency Agreement

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article XXV - Entire Agreement

This Contract constitutes the entire agreement between the parties with respect to the business reinsured hereunder, and there are no understandings between the parties other than as expressed in this Contract. Any change or modification to this Contract shall be made by written amendment to this Contract and signed by the parties hereto.

Article XXVI - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc., 3600 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Bedford Park, Illinois, this                      day of                                                       in the year                                                  .

Affirmative Insurance Company

Insura Property and Casualty Insurance Company

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)

(Approved by Lloyd’s Underwriters’ Fire and Non-Marine Association)

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

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II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to

(immediate medical or surgical relief

(first aid,

to expenses incurred with respect to

(bodily injury, sickness, disease or death

(bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to

(injury, sickness, disease, death or destruction

(bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the

(injury, sickness, disease, death or destruction

(bodily injury or property damage

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction,”

(“property damage” includes all forms of radioactive contamination of property,

(includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE.	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.